SUB-ITEM 77M: Mergers

Forward Funds (the “Trust”), a Delaware statutory trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust was organized as a Pennsylvania common law trust on August 26, 1992 under the name HomeState Group and was reorganized effective April 7, 2005 as a Delaware statutory trust created on February 1, 2005. This Form N-SAR describes three portfolios offered by the Trust, the Forward Emerald Growth Fund, the Forward Emerald Banking and Finance Fund, and the Forward Emerald Opportunities Fund (formerly the Forward Emerald Technology Fund). The Forward Emerald Funds were reorganized into a newly organized series of the Trust effective May 1, 2005 attached as Exhibit Q1 (g)(i).

On June 8, 2005 the Board of Trustees of Forward Funds approved a proposed Agreement and Plan of Reorganization and Redomiciliation (the “Plan”), attached as Exhibit 77.Q1(g)(ii). Effective July 1, 2005, pursuant to the Plan, Forward Uniplan Real Estate Investment Fund, Forward Hoover Mini-Cap Fund, Forward International Small Companies Fund, Forward Global Emerging Markets Fund, Forward Legato Fund, Forward Hoover Small Cap Equity Fund, Forward Hansberger International Growth Fund (now known as Forward International Small Companies Fund), Forward International Equity Fund, Sierra Club Stock Fund and Sierra Club Equity Income Fund (the “Funds”), each a then-existing series of Forward Funds, Inc., a Maryland corporation originally incorporated on October 3, 1997 and registered under the 1940 Act, was reorganized into a corresponding newly formed series of the Trust.

The series of the Trust into which the series of Forward Funds, Inc. reorganized pursuant to the Plan were formed solely to acquire the assets and liabilities of the Funds in a tax-free reorganization. As a tax-free reorganization, any unrealized appreciation or depreciation on the securities on the date of the reorganization was treated as a non-taxable event, thus the cost basis of the securities held reflect their historical cost basis as of the date of transfer.